Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Kristina M. Broadbelt (Media)
Assistant Director, PR & Advocacy
Phone (610) 321-2358
Robert A. Doody Jr. (Investors)
Assistant Director, Investor Relations
Phone (610) 321-6290

VIROPHARMA PROVIDES 2011 OUTLOOK

Exton, PA, January 10, 2011 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that Vincent Milano, president and chief executive officer of ViroPharma, will provide an overview of the company’s business and present a financial update during the 29th Annual J.P. Morgan Healthcare Conference. As previously announced, this presentation will be webcast live at 6:00 P.M. ET (3:00 P.M. PT) on Wednesday, January 12, 2011 and may be accessed via the company’s website at www.viropharma.com. The company expects to release full-year 2010 financial results later in the first quarter of 2011.

“In keeping with the core goal of our company to develop and commercialize innovative products for patients with serious life-threatening diseases, 2010 marked yet another year of continued progress for ViroPharma in the U.S. and throughout Europe,” stated Vincent Milano, ViroPharma’s chief executive officer. “Thanks to the continued strong execution by our team, we now provide Cinryze® (C1 Esterase Inhibitor [human]) to over 600 U.S. patients who are actively preventing their HAE attacks, rather than treating them once they start. This strong foundation, along with the momentum we continue to generate in the marketplace leads us to provide 2011 U.S. Cinryze net sales guidance of between $235 and $260 million, representing excellent year over year growth. Our 2011 Cinryze net sales guidance assumes that we receive approval of our supplemental biologics license application for our industrial scale manufacturing by late in the first half of the year.”

“The current manufacturing process is expected to yield up to 60,000 doses of Cinryze, which should generate at least $220 million of net sales in the U.S. during 2011. We have made excellent progress in preparing our response to the U.S. Food and Drug Administration’s questions on our manufacturing expansion and remain optimistic in our ability to gain approval. Of course, the FDA will ultimately decide whether or not our response supports the approval of industrial scale.”

Milano continued, “Looking forward, 2011 will be an important year for us as we invest appropriately in our European presence in preparation for what we expect will be a Cinryze launch in the EU in the first half of this year. In addition, our investments into our non-toxigenic C. difficile and C1-INH clinical programs in 2011 should provide important advancements for patients, which we believe will drive long term shareholder returns. For example, based on supportive preliminary Phase 2 data, we intend to move forward into Phase 3 clinical studies of our subcutaneous formulation of Cinryze later this year. And importantly, we intend to initiate Phase 2 clinical testing of C1-INH in antibody mediated rejection and delayed graft function, as well as VP20621 for prevention of recurrence of C. difficile infection in 2011. Our 2011 combined R&D and SG&A expense guidance of between $170 and $190 million reflects the necessary commercial and clinical investments to optimize short, mid and long-term growth. In addition these investments also support our dedication to providing solutions for our patients, and our intent to provide growth for our shareholders for years to come.”

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product that has been approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 35 years in Europe to treat patients with C1 inhibitor deficiency.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze for routine prophylaxis, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration. The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials.

Cinryze is for intravenous use only. A dose of 1000 Units of Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2011, our ability to continue to successfully commercialize Cinryze, our ability to complete manufacturing scale up procedures, and receive regulatory approvals in the time frames anticipated, our ability to manufacture specified quantities of Cinryze utilizing the existing manufacturing process; our ability to develop life cycle management plans for Cinryze, including designing and commencing clinical studies for additional indications, and pursuing regulatory approvals in additional territories; and our ability to conduct additional studies in the timeframes we anticipate and generate positive results with a Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories including the EU in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s review of our MAA for Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•

the timing and results of anticipated events in our clinical development programs including studies with Cinryze subcutaneous formulation, Cinryze for antibody mediated rejection and delayed graft function, as well as VP20621 for recurrence of C. difficile; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including in Europe. In addition, approval of a competing product which has been granted orphan drug designation in Europe could prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate, if we are unable to manufacture industrial scale material at risk or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the period ended September 30, 2010, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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